SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2006

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Amendment to Letter Agreement with Joseph E. Cresci

On April 11, 2006, Environmental Power Corporation (the “Company”) entered into an amendment (the “Amendment”) to its letter agreement, dated July 13, 2005, as amended on December 30, 2005 (as amended, the “Cresci Letter Agreement”), with Joseph E. Cresci, its Chairman. The Amendment provides for the resumption by Mr. Cresci of a full-time schedule for the remainder of the Transition Period (as defined in the Cresci Letter Agreement), which ends on June 30, 2006, and the restoration of Mr. Cresci’s full salary as of the end of 2005, effective April 1, 2006 for the remainder of the Transition Period.

Amendment to Employment Agreement with Kamlesh R. Tejwani

Also on April 11, 2006, the Company entered into a letter agreement with Kamlesh R. Tejwani, relating to the employment agreement between the Company and Mr. Tejwani, dated July 3, 2003, as amended to date (as amended, the “Employment Agreement”). The amendment provides that any severance or other benefits to which Mr. Tejwani may be entitled following termination of his employment will be payable beginning on the first day of the seventh month following separation of service, with the aggregate amount of what would otherwise be the first seven months of installments to be paid at the beginning of the seventh month following separation from service. The purpose of this amendment is to bring such severance arrangements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. All other terms of the Employment Agreement remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ JOHN F. O’NEILL
John F. O’Neill Chief Financial Officer

Dated: April 11, 2006